Exhibit 99.1

Transmeridian Exploration Announces Resumption of Production

From its South Alibek Field

Houston, Texas (PRIME NEWSWIRE) October 3, 2007 – Transmeridian Exploration Incorporated (AMEX: TMY) today announced that it has resumed production of oil from its South Alibek field in western Kazakhstan. The company has received all necessary consents and approvals for its amended gas utilization plan from the appropriate national and local authorities, and has received an extension of its permit for flaring associated gas until November 1, 2007, as well as an increase in the permitted allowance for 2007 from 7 million cubic meters to 20 million cubic meters. Produced oil is being processed through the company’s recently commissioned permanent central production facility, including associated de-mercaptan unit. This will allow the company to utilize its own recently completed pipeline connection to the regional export system, and to maximize the export sales prices received for crude oil production from the field.

“Production has come back at about the same levels we were seeing prior to the curtailment,” commented Lorrie T. Olivier, Chief Executive Officer. “We are making good progress toward implementation of our gas utilization plan, and look forward to making our first export shipments directly through our own pipeline connection.”

About Transmeridian Exploration Incorporated

Transmeridian Exploration Incorporated is an independent energy company established to acquire and develop oil reserves in the Caspian Sea region of the former Soviet Union. The company primarily targets fields with proved or probable reserves and significant upside reserve potential. Transmeridian Exploration currently has projects in Kazakhstan and southern Russia and is pursuing additional projects in the Caspian Sea region.

For more information please contact the following:

Lorrie T. Olivier, CEO

Earl W. McNiel, CFO

5847 San Felipe, Suite 4300

Houston, Texas 77057

Phone: (713) 458-1100

Fax: (713) 781-6593

E-mail: tmei@tmei.com

Website: www.tmei.com

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created therein. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to those discussed in Transmeridian Exploration Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2006, as amended, and other filings with the Securities and Exchange Commission (SEC). Although the Company believes the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion herein should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. The Company discloses proved reserves in its annual filings that comply with SEC definitions. The use of the terms “reserves” or “resources” in this press release may include quantities of oil that are not yet classified as proved according to SEC definitions and which SEC guidelines may not allow us to include in filings with the SEC.